Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form SB-2) pertaining to the 1995 Employee Stock Option Plan and 1995 Non-employee Director Stock Incentive Plan (No. 33-94549-LA), and the Registration Statements (Forms S-8) pertaining to the Cutter & Buck Inc. 1997 Stock Incentive Plan, March 12, 1996 Sales Representative Stock Option Agreements (No. 333-43145),  the Cutter & Buck Inc. 1999 Nonemployee Director Stock Incentive Plan (No. 333-88627),  the Cutter & Buck Inc. 2000 Stock Incentive Plan, Cutter & Buck 2000 Transition Stock Incentive Plan For Officers, Cutter & Buck 2000 Transition Stock Incentive Plan For Non-Officers (No. 333-48264), and the Cutter & Buck Inc. 1995 Employee Stock Option Plan, Cutter & Buck Inc. 1995 Non-Employee Director Stock Incentive Plan, Cutter & Buck Inc. 1997 Stock Incentive Plan, Cutter & Buck Inc. 1999 Non-Employee Director Stock Incentive Plan, Cutter & Buck Inc. 2000 Stock Incentive Plan, Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Officers, Cutter & Buck Inc. 2000 Transition Stock Incentive Plan for Non-Officers, Ernest R. Johnson Stock Option Agreement, William B. Swint Stock Option Agreement (all as amended and restated) (No. 333-129399) of our reports dated June 26, 2006, with respect to the consolidated financial statements and schedule of Cutter & Buck Inc., Cutter & Buck Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cutter & Buck Inc. included in the Annual Report (Form 10-K) for the year ended April 30, 2006.

/s/ Ernst & Young LLP

Seattle, Washington
June 29, 2006